State of Delaware
Secretary of State
Division of Corporations
Delivered 05:32 PM 11/13/2025
FILED 05:32 PM 11/13/2025
SR 20254559527 - File Number 6580704

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BLUE STAR FOODS CORP.

Blue Star Foods Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the corporation is Blue Star Foods Corp. (the “Corporation”).

2. The Corporation's certificate of incorporation ("Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on October 17, 2017. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2018, and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on November 5, 2018.

3. The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation, and the majority votes of stockholders duly approved such amendment in accordance with Section 242 of the DGCL.

4. Article FOURTH, Section 4(a) of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000, consisting of (i) 500,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.0001 per share.”

5. This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation this 13th day of November, 2025.

DocuSigned by:

By: ______________________________
0155BEF9B237435...
Name: John Keeler
Title: CEO